Exhibit 10.53

October 19, 2015

Jeffrey Ellis

I am pleased to formally offer you the position of Chief Legal Officer and Corporate Secretary of Canadian Pacific Railway Limited effective as soon as possible in recognition of the need to provide notice to your current employer and no later than January 5, 2016.

Total Direct Compensation
In this role your base salary will be $370,000. The expected value of your total compensation package (base salary, short term and long term incentive plans) will be $1,017,500 annually.

Short Term Incentive Plan (STIP)
You will be eligible to participate in the Short Term Incentive Plan (STIP). Your target award level will be 60% of your base salary (or $222,000). This annual bonus is comprised of two components, individual and corporate: 25% will be based on your individual performance as measured through the Company’s Performance Management Program and the remaining 75% will be based on the Company’s performance against its corporate targets. Both corporate and individual components have a maximum of 200% of target (i.e., for a total of 120% of base salary). Your participation in this plan will commence January 1, 2016; however, you will be paid a pro-rated amount at target if you commence employment in 2015.

Long Term Incentive Plan (LTIP)
You will be eligible to participate in CP’s annual Long Term Incentive Plan. Subject to plan design, as it may change over time and ongoing Board discretion, your target award level will be 115% of your annual salary (or $425,500), and will be delivered in performance share units (PSU’s) and time vested options. Subject to Board approval, annual grants typically occur in January of each year.

Special Payments
In recognition of payments that may be forfeited upon your resignation from your previous employer, you will be entitled to the following special payments/grants:

•$244,000 (plus gross-up as described herein) cash; payable the later of commencement of employment and December 15, 2015, all subject-to repayment if employment ceases prior to December 31, 2017 unless employment is terminated without cause by the Company, in such case, no repayment is required. ($60,000 of this amount will be grossed up for tax purposes)
•$100,000 expected value of option grant that vests over 4 years
•$100,000 expected value in performance share units. This grant is subject to the performance criteria set out for the Company’s 2016 PSU grant whose performance period ends on December 31, 2018.
•Deferred share units (DSUs) valued at $60,000; $48,000 value in Discretionary DSUs and a $12,000 value in Matching DSUs under the Company’s Deferred Share Unit Matching Program. The Discretionary DSUs will vest December 31, 2017 and the Matching DSUs will vest December 31, 2018.

The grant of options and DSUs will occur on the date you commence employment (or the next available date should the CEO be in a blackout position). The grant of PSUs will be made once approval of the performance measures by the Board is received.

Ownership Guidelines
By five (5) years from the effective date of this position, you will be required to achieve an ownership level equivalent to 2 times your annual salary. To help you meet your ownership requirements, the Company has a voluntary incentive deferral program. Annually, you may elect to defer all or a portion of your STIP payment into DSUs. The company will provide a 25% match, i.e., one DSU will be awarded for every four DSUs acquired with your STIP deferral. The matched units will only be provided if you are below your ownership level.

Attachments
Attachment 1: CP Offer Details
Appendix 1: Request for Relocation Form
Appendix 2: Executive Compensation Clawback Policy
Appendix 3: Non-Compete / Non-Solicit Agreement

Sincerely,

E. Hunter Harrison
Chief Executive Officer